EXHIBIT 21.1

SUBSIDIARIES OF JIVE SOFTWARE, INC.

Jive Software Limited (UK)

Jive Israel Ltd.

Jive Software Singapore (Pte) Ltd.

Jive Software Australia Pty Ltd.

Jive International Holdings, LLC